                                                                    EXHIBIT 4.03



                                ESCROW AGREEMENT


        This Escrow Agreement (this "AGREEMENT") is entered into as of June 1, 1999 (the "EFFECTIVE DATE"), by and among VERITAS Software Corporation, a Delaware corporation ("VERITAS"), VERITAS Operating Corporation, a Delaware corporation, TeleBackup Systems Inc., an Alberta corporation ("TELEBACKUP"), the TeleBackup shareholders listed on Exhibit A attached hereto (the "SHAREHOLDERS"), Dr. Byron Osing as representative (the "REPRESENTATIVE") of the Shareholders and Chase Manhattan Bank and Trust Company, National Association, as escrow agent (the "ESCROW AGENT).

        A. This Escrow Agreement is entered into pursuant to that certain Amended and Restated Combination Agreement, dated as of April 12, 1999, by and among VERITAS Software Corporation (currently VERITAS Operating Corporation), VERITAS Holding Corporation (currently VERITAS Software Corporation) and TeleBackup as such may be amended (the "COMBINATION AGREEMENT"). The Combination Agreement provides for the recapitalization of TeleBackup pursuant to which TeleBackup will become a subsidiary of VERITAS and all the voting power of TeleBackup will be owned by VERITAS (the "ARRANGEMENT"). The capitalized terms used in this Agreement and not otherwise defined herein will have the meanings given them in the Combination Agreement; provided, however, that the Escrow Agent shall not be charged with knowledge of, or under any obligations to determine or interpret, the meaning of any such terms as so defined in the Combination Agreement for purposes of performing or observing its duties hereunder.

        B. Upon the consummation of the Arrangement and in connection therewith, the undersigned Shareholders will become the owners of (i) an aggregate of 632,804 fully paid and non-assessable, non-voting exchangeable shares of TeleBackup Exchangeco Inc. (the "EXCHANGEABLE SHARES"), which shall be exchangeable at the option of the holder on a one-for-one basis for VERITAS common stock, and (ii) an aggregate of 3,308 fully paid and non-assessable, common shares of VERITAS. The VERITAS common stock received upon exchange of the Exchangeco shares are referred to herein as the "NEW SHARES".

        C. The Combination Agreement provides that ten percent (10%) of the Exchangeable Shares shown on Exhibit A attached that would be issued to the Shareholders pursuant to the Arrangement assuming all Shareholders properly elect to receive Exchangeable Shares (which, together with any equivalent number of New Shares received in exchange for any Exchangeco shares are hereafter referred to as the "ESCROW SHARES") shall be withheld by VERITAS and placed in an escrow account (the "ESCROW ACCOUNT") to secure certain indemnification obligations of the Shareholders to VERITAS and other Indemnified Persons under the Combination Agreement on the terms and conditions set forth herein.

        D. The parties hereto desire to establish the terms and conditions pursuant to which the Escrow Shares will be deposited, held in, and disbursed from the Escrow Account.


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               NOW, THEREFORE, the parties hereto hereby agree as follows:

               1.     ESCROW AND INDEMNIFICATION

                      (a) Escrow of Shares. Promptly after the Effective Date, notification of which shall have been given to the Escrow Agent in writing, VERITAS will cause the Escrow Shares to be deposited with the Escrow Agent, who will hold them in escrow as collateral for the indemnification obligations of the Shareholders under Section 11.2 of the Combination Agreement until VERITAS is required to release such Escrow Shares pursuant to the terms of this Agreement. The Escrow Shares will include "Additional Escrow Shares" as that term is defined in Section 2(b) of this Agreement. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold such Escrow Shares in escrow subject to the terms and conditions of this Agreement.

                      (b) Indemnification. Each of the parties to this Agreement other than the Escrow Agent (collectively, the "INTERESTED PARTIES") agree that,
(i) VERITAS and the other Indemnified Persons are indemnified pursuant to the terms of Section 11.2 of the Combination Agreement (which terms and the terms defined therein are incorporated herein by reference) from and against any Claims, subject to the limitations set forth in Section 11.2 of the Combination Agreement and herein (ii) for purposes of this Agreement, references to VERITAS will include all other Indemnified Persons, as applicable, and (iii) the Escrow Shares will be the sole security for this indemnity obligation, subject to the limitations, and in the manner provided, in Section 11.2 of the Combination Agreement and this Agreement. The foregoing incorporation by reference of
Section 11.2 of the Combination Agreement (and the terms defined therein) by the Interested Parties shall not in any way be deemed to cause the Escrow Agent to be charged with knowledge thereof, or under any duty to determine or interpret, or to determine or compel compliance with, such terms. Promptly upon becoming aware of any Claim giving rise to indemnification rights under the Combination Agreement, VERITAS will give the Representative notice of such Claim as provided for in Section 3 hereof (the "NOTICE OF CLAIM") and will also provide the Escrow Agent with a copy of the Notice of Claim. The Escrow Agent will not transfer any of the Escrow Shares held in the Escrow Account pursuant to a Notice of Claim until such Notice of Claim has been finally resolved in accordance with Section 4 below.

                      (c) Third Party Claims. In the case of a Third Party Claim (as defined in Section 3 herein), within ten days of receipt of a Notice of Claim, the Representative may, by written notice to VERITAS, elect to, at its own expense, participate in or assume control of the negotiation, settlement or defense of the Claim and, in such event, the Representative shall reimburse VERITAS for all of VERITAS' out-of-pocket expenses as a result of such participation or assumption. If the Representative elects to assume such control, VERITAS shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by VERITAS unless the Representative consents to the retention of such counsel at its expense. If the Representative, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, VERITAS shall be entitled to assume such control and the Representative shall be bound by the results obtained by VERITAS with respect to such Third Party Claim. If either Party makes a payment, resulting in settlement of the Third Party Claim, which



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precludes a final determination of the merits of the Third Party Claim and
VERITAS and the Representative are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by binding arbitration (as provided for in Section 5 herein) from which there shall be no appeal.

                      (d) Settlement of Third Party Claims. If the
Representative fails to assume control of the defense of any Third Party Claim, VERITAS shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Representative assumes control of the negotiation, settlement or defense of any Third Party Claim, neither Party shall settle any Third Party Claim without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of such Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

                      (e) Direct Claims. In the case of a Direct Claim (as defined in Section 3 herein), the Representative shall have 60 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Representative considers necessary or desirable. For the purpose of such investigation, VERITAS shall make available to the Representative the information relied upon by VERITAS to substantiate the Claim, together with all such other information as the Representative may reasonably request. If both Parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Representative shall immediately pay to VERITAS the full agreed upon amount of the Claim or it will be settled pursuant to Section 4(a) below. Failing such agreement, the matter shall be referred to binding arbitration as provided for in Section 5 herein.

                      (f) Limitation on Liability. The Shareholders shall not have any liability for indemnification under Section 11.2 of the Combination Agreement unless and until the accumulated aggregate amount of Claims of VERITAS exceeds $200,000, following which all Claims of VERITAS (including the first $200,000 thereof) shall be recoverable as provided in this Agreement net of any recoveries under insurance policies, indemnities or other similar recoveries.

                      (g) The Escrow Agent shall have no responsibility for or with respect to compliance by the Interested Parties with the terms or requirements of this Section 1.

               2.     DEPOSIT OF ESCROW SHARES; RELEASE FROM ESCROW.

                      (a) Delivery of Escrow Shares. Promptly after the Effective Date, VERITAS will cause the Escrow Shares to be delivered to the Escrow Agent in the form of duly authorized stock certificates issued in the name of the Shareholders (as set forth in Exhibit A) and the Escrow Agent shall deposit the Escrow Shares in Account No. C28978 at the Escrow Agent (or an affiliate or custodian acting on its behalf). In the event VERITAS issues any Additional Escrow Shares (as defined below), such shares will be issued and delivered to the Escrow Agent in the same manner as the Escrow Shares were delivered. The Escrow Shares shall be maintained in such account until the release of the Escrow Shares in accordance with Sections 2(c) and 2(d) hereof.



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                      (b) Dividends, Voting and Rights of Ownership. Except for
tax-free dividends paid in stock declared with respect to the Escrow Shares pursuant to Section 305(a) of the Code or VERITAS stock issued to the Shareholders in connection with any stock split effected with respect to the Escrow Shares ("ADDITIONAL ESCROW SHARES"), any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be distributed currently by VERITAS to the Shareholders. The Shareholders will have the right to vote the Escrow Shares deposited in its Escrow Account so long as such Escrow Shares are held in escrow, and VERITAS will take all necessary steps to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Shareholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares that are not inconsistent with the terms and conditions hereof.

                      (c) Distribution to the Shareholders. On the first anniversary of Effective Date (the "FINAL RELEASE DATE"), the Escrow Agent will release the Escrow Shares, plus all Additional Escrow Shares, to the Shareholders less (A) any Escrow Shares delivered to VERITAS in accordance with
Section 4 hereof in satisfaction of Claims and (B) any Escrow Shares subject to delivery to VERITAS in accordance with Section 4 hereof with respect to any then pending but unresolved Claims of VERITAS, subject to the Escrow Agent's receipt of written instructions from VERITAS and the Representative as provided in
Section 2(d) below. Any Escrow Shares held as a result of clause (B) will be released to the shareholders or released to VERITAS for cancellation (as appropriate) promptly upon resolution of each specific Claim involved pursuant to Section 4. All Claims (and claims for Estimated Damages, as defined below) will be allocated among the Shareholders (and against each Shareholder's Escrow Shares) on a pro rata basis, based upon their respective pro rata percentages as set forth on Exhibit A.

                      (d) Release of Shares. The Escrow Shares will be held by Escrow Agent until released pursuant to Section 2(c) above or Section 4, below. On the Final Release Date (in the case of Section 2(c)) or after the applicable release condition is met (in the case of Section 4), as the case may be, Escrow Agent will deliver to the Shareholders the requisite number of Escrow Shares to be released on such date as identified by VERITAS and the Representative to the Escrow Agent in writing (in the case of Section 2(c)) or as identified in the applicable Notice of Claim (in the case of Section 4(a)) or in the final decision of litigation or arbitration, as applicable (in the case of Section 4(b)) received by the Escrow Agent, as the case may be. Such delivery will be in the form of stock certificate(s) issued in the name of the Shareholders. VERITAS and the Representative undertake to deliver a timely written notice to Escrow Agent identifying the number of Escrow Shares to be released at such time. VERITAS will take such action as may be necessary to cause stock certificate(s) to be issued in the name of the Shareholders. Certificates representing Escrow Shares for the persons and entities listed on Exhibit B will bear a legend indicating that they are subject to resale restrictions under Rule 145. Cash will be paid in lieu of fractions of Escrow Shares in an amount equal to the product determined by multiplying such fraction by the per share Value (as defined in Section 4(a) below). Within five business days after written request from the Representative, VERITAS will deposit with Escrow Agent sufficient funds to pay such cash amounts for fractional shares together with written instructions identifying the cash amount to be paid to each Shareholder.



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                      (e) No Encumbrance. Unless otherwise agree to in writing
by VERITAS, no Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Shareholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Shareholders (other than such Shareholders' obligations under Section 11.2 of the Combination Agreement), prior to the delivery to the Shareholders of the Escrow Shares by the Escrow Agent.

                      (f) Power to Transfer Escrow Shares. The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. VERITAS and its transfer agent will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

               3. NOTICE OF CLAIM. Each Notice of Claim by VERITAS will be in writing delivered to the Representative with a copy to the Escrow Agent, will specify whether the Claim arises as a result of a claim by a Person against VERITAS (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "DIRECT CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available):

                      (a) the factual basis for the Claim; and

                      (b) the amount of the Claim, if known, or if not known, VERITAS' good faith estimate of the reasonably foreseeable maximum amount of the alleged damages arising from such Claim (which amount may be the amount of damages claimed by a third party plaintiff in an action brought against VERITAS based on alleged facts, which if true, would constitute a breach of TeleBackup's or the Shareholders' representations and warranties) (the "ESTIMATED DAMAGES"), the basis thereof and documentation supporting same.

               As among themselves, the Interested Parties agree that if, through the fault of VERITAS, the Representative does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the liability of the Shareholders to VERITAS under Section 11.2 of the Combination Agreement shall be reduced by the amount of any increased liability incurred by the Shareholders resulting from VERITAS' failure to give such notice on a timely basis.

               4. RESOLUTION OF NOTICE OF CLAIM AND TRANSFER OF ESCROW SHARES. Any Notice of Claim received by the Representative and the Escrow Agent (subject, as among the Interested Parties, to the limitation contained in Section 1(f) herein), will be resolved as follows:

                      (a) Uncontested Claims. In the event that the Representative does not either (i) contest a Notice of Claim in writing to the Escrow Agent and VERITAS or (ii) pay the amount demanded (as certified by the Representative to the Escrow Agent in writing), all within 60 days after Notice of Claim was received by the Escrow Agent, then the Escrow Agent will promptly submit for transfer to VERITAS for cancellation that number of Escrow Shares having a Value (as defined below) equal to the amount of the Claim and/or Estimated Damages specified in the Notice



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of Claim and will notify the Representative of such transfer. For purposes of this Agreement, Escrow Shares shall be deemed to have a per share "VALUE" equal to the average of the closing sale prices of one share of VERITAS common stock reported in the Wall Street Journal, on the basis of information provided by the NASDAQ Stock Market for each of the ten trading days ending two trading days preceding the date the Representative receives the Notice of Claim.

                      (b) Contested Claims. In the event that the Representative delivers written notice contesting all, or a portion of, a Notice of Claim to VERITAS and the Escrow Agent within the 60-day period provided above, matters that are subject to Third Party Claims brought against VERITAS in a litigation or arbitration will await the final decision, award or settlement of such litigation or arbitration and shall be subject to the provisions and procedures set forth in this Agreement. Matters that are subject to Direct Claims and that are not resolved by the Representative and VERITAS as provided for in Section 1(e) herein will be settled by binding arbitration which will be conducted as provided in Section 5 herein. Any portion of the Notice of Claim that is not contested will be resolved as set forth above in Section 4(a). The final decision of the arbitrator will be furnished to the Escrow Agent, the Representative and VERITAS in writing and will constitute a conclusive determination of the issue in question, binding upon the Shareholders and VERITAS. After notice that the Notice of Claim is contested by the Representative, the Escrow Agent will continue to hold in the Escrow Account Escrow Shares having a Value sufficient to cover such Claim (and Estimated Damages, if any) (notwithstanding the expiration of the Final Release Date) until (i) execution, and delivery to the Escrow Agent, of a settlement agreement by VERITAS and the Representative setting forth a resolution of the Notice of Claim, (ii) receipt by the Escrow Agent of a copy of the final award of the arbitrator or court, as the case may be, together with a written certificate from VERITAS or the Representative certifying that the same is a true, accurate and complete copy of a final decision, award or settlement of such Notice of Claim pursuant to this Section 4(b), or (iii) one year has elapsed since the plaintiff has taken any further action in the advance of the Claim.

                      (c) Determination of Amount of Claims. Any amount owed to VERITAS hereunder, as finally determined pursuant to Section 4(a) or (b) above, will constitute an Uncontested Claim under Section 4(a) hereof.

                      (d) No Exhaustion of Remedies. VERITAS need not exhaust any other remedies that may be available to it but shall proceed directly in accordance with the provisions of this Agreement. VERITAS may institute claims against the Escrow Shares and in satisfaction thereof may recover all or a portion of the Escrow Shares, in accordance with the terms of this Agreement, without making any other claims directly against the Shareholders and without rescinding or attempting to rescind the transactions consummated pursuant to the Combination Agreement. The assertion of any single Claim for indemnification hereunder will not bar VERITAS from asserting other Claims hereunder.

                      (e) Deliveries to Shareholders. Deliveries to Shareholders shall be made to the applicable address set forth on Exhibit A, or such other address as to which the Escrow Agent shall have received prior written notice from the Representative pursuant to Section 7, on which the Escrow Agent may rely conclusively. All risks of shipment shall be borne by the intended recipient.



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               5. ARBITRATION. VERITAS and the Representative agree that they shall use best reasonable efforts to settle amicably disagreements arising from or in connection with this Agreement. To this effect, following notice of either to the other (with copy to the Escrow Agent) of a disagreement, which shall include any failure to agree upon a matter to be agreed upon (a "DISPUTE") the parties hereto shall consult and negotiate with one another in good faith an understanding to reach a just and equitable solution. If those attempts fail after a period of ten (10) Business Days from the time the parties have been notified of the Dispute, then every such Dispute shall be settled by arbitration in Santa Clara County, California, and, except as herein specifically stated, in accordance with the commercial arbitration rules of American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in a judicial proceeding instituted to resolve the Dispute.

                      (a) Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with California contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed in such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as arbitrator.

                      (b) Payment of Costs. VERITAS and the Shareholders will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator may apportion the costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred in connection with the arbitration, between the parties as such arbitrator deems just and equitable. VERITAS and the Shareholders shall pay in equal proportions all reasonable costs and expenses of the Escrow Agent in connection with any arbitration.

                      (c) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                      (d) Award. Upon the conclusion of the arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.



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                      (e) Appeal of Award. The award of the arbitrator shall be
appealable to the federal courts located in the Northern District of California solely on the grounds of manifest error in the law or in application of the facts to the law or in the case of fraudulent conduct on the part of the arbitrator.

                      (f) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                      (g) Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy to VERITAS or the Shareholders for any Dispute arising out of this Agreement.

               6.     LIMITATION OF ESCROW AGENT'S LIABILITY.

                      (a) The Escrow Agent shall only have those duties as are expressly set forth in this Agreement, and no implied duties shall be read into this Agreement or the rest of the Escrow Agreement. The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent will not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice or opinion of counsel, including in-house counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice or opinion, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. The Escrow Agent shall not be obligated to take any legal action or other action hereunder which might, in its judgment, involve any expense or liability unless it shall have been furnished with acceptable indemnification.

                      (b) In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Account, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: (i) resign so a successor can be appointed pursuant to Section 10 hereof or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and VERITAS will pay the Escrow Agent (subject to reimbursement from the Shareholders pursuant to Section 9 hereof) all costs, expenses and reasonable attorney's fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent's rights under this
Section 6 (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 9 hereof).



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                      (c) In no event shall the Escrow Agent be liable for any
indirect, punitive, special or consequential damages, or any amount in excess of the value of the pledged collateral (as of the date of the action or omission giving rise to liability).

                      (d) The Escrow Agent shall in no instance be under any duty to give any property held by it hereunder any greater degree of care than it gives its own similar property. The Escrow Agent shall not be required to invest any funds that may be held hereunder. In no event shall the Escrow Agent have any obligation to advance or risk funds.

                      (e) The Escrow Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless in writing received by the Escrow Agent and making specific reference to this Agreement.

                      (f) All indemnifications contained in this Agreement shall survive the resignation or removal of the Escrow Agent, and shall survive the termination of this Agreement.

                      (g) The Escrow Agent is not responsible for the recitals appearing in this Agreement. The recitals shall be deemed to be statements of the other parties to this Agreement.

                      (h) The Escrow Agent has no responsibility for the sufficiency of this Agreement for any purpose. Without limiting the foregoing, if any security interest is referred to herein, the Escrow Agent shall have no responsibility for, and makes no representation or warranty as to, the creation, attachment or perfection of any such security interest or the sufficiency of this Agreement therefor.

                      (i) Nothing in this Agreement shall obligate the Escrow Agent to qualify to do business or act in any jurisdiction in which it is not presently qualified to do business, or be deemed to impose upon the Escrow Agent the duties of a trustee. The duties of the Escrow Agent under this Agreement are strictly ministerial in nature.

                      (j) In no event shall the Escrow Agent have any liability for any failure or inability of any of the other parties to perform or observe its duties under the Agreement, or by reason of a breach of this Agreement by either of the other parties hereto. In no event shall the Escrow Agent be obligated to take any action against any of the other parties to compel performance hereunder.

                      (k) The Escrow Agent shall in no instance be obligated to commence, prosecute or defend any legal proceedings in connection herewith. The Escrow Agent shall be authorized and entitled, however, in any instance to commence, prosecute or defend any legal proceedings in connection herewith, including without limitation any proceeding it may deem necessary to resolve any matter or dispute, to obtain a necessary declaration of rights, or to appoint a successor upon resignation (and after failure by VERITAS to appoint a successor, as provided hereinafter).



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                      (l) In the event of any ambiguity or uncertainty under
this Agreement, or in any notice, instruction, or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its discretion, refrain from taking action, and may retain the pledged collateral until and unless it receives written instruction signed by VERITAS and the Representative which eliminates such uncertainty or ambiguity.

                      (m) The Escrow Agent shall have no liability for the actions or omissions of any book-entry depository, transfer agent, nominee, correspondent, subagent or subcustodian. The Escrow Agent shall be permitted to use the services of any recognized securities depository or clearing agent, such as (without limitation) The Depository Trust Company and the Federal Reserve Bank book-entry securities system, as applicable, in connection with any securities or investments held hereunder.

                      (n) The Escrow Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, laws or governmental regulations changes or superimposed after the fact, fire, communication line failures, power failures, computer viruses, earthquakes or other disasters, or to unavailability of Federal Reserve Bank wire or telex facilities.

               7. NOTICES. Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax and receipt thereof is confirmed, in each case to the applicable address set out below:

                      (i)    if to the Representative, to:

                             Dr. Byron Osing
                             c/o TeleBackup Systems Inc.
                             200, 119-14th Street N.W.
                             Calgary, Alberta
                             T2N 126
                             Telephone:     (403) 283-3995
                             Facsimile:     (403) 283-3907

                             with a copy to:

                             Bruce A. Lawrence
                             Parlee McLaws
                             3400 Petro-Canada Centre
                             150 - 6 Avenue SW
                             Calgary, Alberta
                             Canada T2P 3Y7
                             Telephone:     (403) 294-7032



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                             Facsimile:     (403) 294-7052


                      (ii)   if to VERITAS, to:

                             VERITAS Software Corporation
                             1600 Plymouth Street
                             Mountain View,  CA 94043
                             Attention:     Chief Financial Officer
                             Telephone:     (650) 335-8000
                             Facsimile:     (650) 335-8660

                             with a copy to:

                             Fenwick & West LLP
                             Two Palo Alto Square
                             Palo Alto, CA 94306
                             Attention:     Jacqueline A. Daunt, Esq.
                             Telephone:     (650) 858-7232
                             Facsimile:     (650) 494-1417

                      (iii) If to the Escrow Agent, to:

                             Chase Manhattan Bank and Trust Company, N.A.
                             101 California Street, Suite 2725
                             San Francisco, CA 94111
                             Attention.:    Cecil D. Bobey
                             Telephone:     (415) 954-9581
                             Facsimile:     (415) 693-8850

or to such other address as a party may have furnished to the other parties by written notice given in accordance with this Section 7.

               Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. As used herein, a "BUSINESS DAY" shall be any day which is not a Saturday, Sunday or federal holiday in the United States. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt; provided that for any notice or other writing required to be delivered to the Escrow Agent, such notice or other writing shall only be deemed delivered when actually received.

               Any Party may from time to time change its address under this
Section 7 by notice to the other party given in the manner provided by this Section.

               In the event of receipt by the Escrow Agent of any cash hereunder for fractional shares, the Representative shall provide to the Escrow Agent written wire payment instructions for any Shareholder wishing to receive payment by wire transfer, on which the Escrow Agent may rely conclusively, and in the absence of such written wire instruction, the Escrow Agent may make any payment to any Shareholder by check to the address set forth in Exhibit A (or such other address for any Shareholder as to which the Escrow Agent has received prior written notice from the Representative).

               8.     GENERAL.

                      (a) Governing Law, Assigns. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without regard to conflict-of-law principles and will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                      (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                      (c) Entire Agreement. Except as otherwise set forth in the Combination Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

                      (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

               9.     FEES AND EXPENSES AND INDEMNITY.

                      (a) All fees and expenses of the Escrow Agent incurred in the acceptance of, and legal fees and expenses incurred in the preparation of this Agreement, and in the ordinary course of performing its responsibilities hereunder will be paid by VERITAS upon receipt of a written invoice by Escrow Agent. Any extraordinary fees and expenses, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Shares or the validity of a Notice of Claim, will be paid 50% by VERITAS and 50% by the Shareholders. The Shareholders' liability for the reasonable fees and expenses of the Escrow Agent may be paid by VERITAS and recovered as a Claim hereunder out of the Escrow Shares. To the extent that insufficient Escrow Shares remain to cover the Shareholders' liability for the fees and expenses of the Escrow Agent, VERITAS shall indemnify the Escrow Agent for such fees and expenses.

                      (b) Each of VERITAS and the Shareholders, jointly and severally, hereby covenants and agrees to indemnify the Escrow Agent, its directors, officers, agents and employees, for, and to defend and hold them harmless from and against, any and every loss, liability, damage, claim, cost and expense of any nature incurred or suffered by the Escrow Agent and arising out of or in connection with this Agreement or the administration of this Agreement or the due performance or observance by the Escrow Agent of its responsibilities or services under this Agreement (including but not limited to attorneys fees and other costs and expenses of defending or preparing to defend against any claim or liability but excluding loss of profits, special, punitive or consequential damages), unless and except to the extent such loss, liability, damage, cost or expense shall be caused by the Escrow Agent's own willful misconduct or gross negligence. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of this Agreement or the escrow created hereby which are in excess of its compensation for normal services hereunder, including, without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder.

                      (c) Each of VERITAS and the Shareholders, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of pledged collateral under this Agreement, and, without limiting the generality of Section 9(b) above, hereby agree to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement. VERITAS and the Representative undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. VERITAS and the Shareholders, jointly and severally, each agrees to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of the due performance by the Escrow Agent of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties but excluding any criminal or quasi-criminal fines or sanctions. VERITAS and the Representative shall each promptly provide to Escrow Agent with appropriate IRS Forms W-9 for taxpayer indemnification number certifications, or Forms W-8 for non-resident alien certifications. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of dividends or other income earned on the Escrow Shares.

               10. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of its resignation to the parties to this Agreement, specifying a date not less than ten business days' following such notice date of when such resignation will take effect. VERITAS will designate a successor Escrow Agent prior to the expiration of such ten-day period by giving written notice to the Escrow Agent and the Representative. VERITAS may appoint a successor Escrow Agent without the consent of the Representative so long as such successor is a bank with net assets of at least $50,000,000, and may appoint any other successor Escrow Agent with the consent of the Representative, which will not be unreasonably withheld. The Escrow Agent will promptly deliver the Escrow Shares to such designated successor. If no successor Escrow Agent is named by VERITAS and the Representative, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

               11. LIMITATION OF RESPONSIBILITY. The Escrow Agent's duties are limited to those set forth in this Agreement and applicable laws, and Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement including without limitation the Combination Agreement.

               12. AMENDMENT. This Agreement may be amended by the written agreement of VERITAS, the Escrow Agent and the Shareholders, provided that, if the Escrow Agent does not agree to an amendment agreed upon by VERITAS and the Shareholders (except an amendment adversely affecting the rights or protections of the Escrow Agent), the Escrow Agent will resign and VERITAS will appoint a successor Escrow Agent in accordance with Section 10 above.

               13. DISPUTE RESOLUTION RELATING TO DISPUTES INVOLVING THE ESCROW AGENT. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Shares, or should any claim be made upon such Escrow Shares by a third party, the Escrow Agent upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Escrow Shares until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund.

               14. CONSENT TO JURISDICTION AND SERVICE RELATING TO DISPUTES INVOLVING THE ESCROW AGENT. VERITAS and the Shareholders hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of California (and of any Federal court located in said state in connection with any actions or proceedings brought against VERITAS and the Shareholders by the Escrow Agent arising out of or relating to this Escrow Agreement). In any such action or proceeding, VERITAS and the Shareholders hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to VERITAS and the Representative, as the case may be, as their respective addresses in accordance with Section 7 hereof.

               15. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible as evidence.

               16. AUTHORITY OF REPRESENTATIVE. The Shareholders hereby consent to and approve (i) the use of the Escrow Shares as collateral for the Shareholder's indemnification obligations under Section 11.2 of the Combination Agreement in the manner set forth in this Agreement, (ii) the appointment of the Representative under this Agreement and as the attorney-in-fact and agent for and on behalf of each Shareholder and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement (including, without limitation, the exercise of the power to: (a) authorize delivery to VERITAS of Escrow Shares in satisfaction of claims by VERITAS; (b) agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (c) resolve any claim made by Indemnified Persons pursuant to Section 11.2 of the Combination Agreement; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in this Agreement.

               (a) The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Shares were contributed to the Escrow Account shall severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative, but excluding loss of profits, special, punitive or consequential damages.

               (b) A decision, act, consent or instruction of the Representative shall constitute a decision of all the Shareholders and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and VERITAS may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each such Shareholder. The Escrow Agent and VERITAS are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

               IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


VERITAS SOFTWARE CORPORATION                 TELEBACKUP SYSTEMS INC.


By: /s/ MARK LESLIE                          By: /s/ BYRON OSING
    -------------------------------              -------------------------------
      Mark Leslie, President and                Dr. Byron Osing, President and
      Chief Executive Officer                   Chief Executive Officer


VERITAS OPERATING CORPORATION                ESCROW AGENT

                                             Chase Manhattan Bank and Trust
                                             Company National Association

By: /s/ MARK LESLIE                          By: /s/ CECIL BOBEY
    -------------------------------              -------------------------------
     Mark Leslie, President and                 Authorized Signatory
     Chief Executive Officer


REPRESENTATIVE:                              SHAREHOLDERS


By: /s/ BYRON OSING                          By: /s/ BYRON OSING
    -------------------------------              -------------------------------

                                             By: /s/ LYNN THURLOW
                                                 -------------------------------

                                             By: /s/ THOMAS GLASSFORD
                                                 -------------------------------

                                             By: /s/ EAMON HOEY
                                                 -------------------------------

                                             By: /s/ CAL MANZ
                                                 -------------------------------

                                             By: /s/ STEPHEN KENNY
                                                 -------------------------------



                                SIGNATURE PAGE TO

                                ESCROW AGREEMENT

                                    EXHIBIT A


                                 NUMBER OF         NUMBER OF
                                 TELEBACKUP       EXCHANGEABLE                         PRO RATA
NAME AND ADDRESS                   SHARES            SHARES        ESCROW SHARES      PERCENTAGE
----------------                 ----------       ------------     -------------      ----------
Panzer Group Ltd.                 1,283,910          169,900          16,990             26.71%
R.R. 2 Stn. LCD 1
Calgary AB  T2P 2G5

694114 Alberta Ltd.               1,468,000          194,260          19,426             30.54%
c/o Howard Mackie
1000, 400 - 3rd Avenue SW
Calgary AB  T2P 4H2

Thomas Glassford                     36,000            4,764             476              0.75%
9200 Scurfield Drive NW
Calgary AB  T3L 1Z5

Lynn Thurlow                        122,400           16,197           1,620              2.55%
Box 104, Site 17,
R.R. 2
Calgary AB

Cal Manz                             26,000            3,441             344              0.54%
Manz Developments Inc.               40,872            5,409             541              0.85%
Site 30, Box 1, R.R. 12
Calgary AB  T3E 6W3

W.J. Copithorne                      98,959           13,095           1,309              2.06%
R.R. 2
Calgary AB  T2P 2G5

Fred Callaway                        45,000            5,955             595              0.94%
1207 Varsity Estates Drive
NW
Calgary AB  T3B 4P1

Kenbeau Ltd. and                     30,000            3,970             397              0.62%
Stephen Kenny
32 Rosery Place NW
Calgary AB  T2K 1L2

Eamon Hoey                           25,000           3,308*             331              0.52%
146 Laird Drive, Suite 303
Toronto ON  M4G 3V7

                                 NUMBER OF         NUMBER OF
                                 TELEBACKUP       EXCHANGEABLE                         PRO RATA
NAME AND ADDRESS                   SHARES            SHARES        ESCROW SHARES      PERCENTAGE
----------------                 ----------       ------------     -------------      ----------
Bruce Meyer                         650,300           86,064           8,606             13.53%
38 Sunhaven Place SE
Calgary AB  T2X 2X6

708204 Alberta Ltd.                 322,000           42,610           4,261              6.70%
Box 5, Site 14, R.R. 2
Calgary AB  T2P 2G5

713801 Alberta Ltd.                 658,500           87,139           8,714             13.70%
Box 5, Site 14, R.R. 2
Calgary AB  T2P 2G5

* VERITAS Shares

                                    EXHIBIT B


                                      None